INTELLECTUAL PROPERTY LICENSE AND ASSIGNMENT AGREEMENT

THIS AGREEMENT is made by and between **A4 Systems Corporation**, an Alberta Corporation having its principal office at Calgary, Alberta, ("**Licensor**") and **HerdWhistle Technologies Inc.**, an Alberta Corporation having its principal office at Calgary, Alberta ("**Licensee**").

WHEREAS:

1. Licensor has developed a proprietary livestock animal management system known as the HerdWhistle System ("**HerdWhistle**");

2. Licensor has entered into a distribution agreement dated December 10, 2020 (the "**Distribution Agreement**"), for the exclusive Canada-wide distribution of HerdWhistle;

3. Licensor is the owner of certain intellectual property used in HerdWhistle, which is comprised of trade marks, industrial designs and patents, and all documentation relating to traceability and reproducibility processes and procedures associated with the same, and as may be amended from time to time (collectively, the "**Intellectual Property**");

4. Licensee is a wholly-owned subsidiary of the Licensor; and

5. Licensee desires to use the Intellectual Property and the Distribution Agreement in its business and the Licensor has agreed to license the Intellectual Property rights owned by the Licensor and assign the Distribution Agreement, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Assignment and Assumption

The Licensor hereby grants, assigns, transfers and sets over as of the Commencement Date (defined below) all of its right, title and interest in and to the Distribution Agreement (the "**Assigned Interest**") to the Licensee. The Licensee hereby accepts the assignment and covenants to the Licensor to assume all terms, covenants, indemnities, obligations, liabilities and responsibilities with respect to the Assigned Interest. The Licensee shall be bound by and entitled to the benefit of the Assigned Interest and all rights and obligations in respect of the Assigned Interest to be performed and observed on or after the Commencement Date.

2. License

Licensor hereby grants to Licensee the exclusive right and license to use the Intellectual Property in connection with its business for the Exclusive Field of Use. "**Exclusive Field of Use**" shall mean Canada, the United States of America and any jurisdiction in which the Licensor has registered the Intellectual Property. From time to time, the Licensee may request the Licensor register the Intellectual Property in jurisdictions where it is not currently registered and where the Licensee may wish to carry on business, and the Licensor may agree to such requests, in its discretion.

3. Term

This Agreement and the license granted hereunder shall commence on the date hereof (the "**Commencement Date**") and shall continue for a period of five (5) years and will be renewed automatically thereafter for additional terms, each of five (5) years, unless either party provides the other with written notice of such party's intent *not* to renew this Agreement at least sixty (60) days prior to the end of the then current term, or it is otherwise terminated in accordance with the provisions of this Agreement.

4. **Consideration**

As consideration for the assignment, rights and license granted hereunder, upon the Commencement Date, Licensee shall pay directly to Licensor a licencing fee equal to 10% of the gross annual sales of the Licensee and any applicable persons which are granted rights to use the Intellectual Property by way of assignment, sub-lease or other transfer, payable in quarterly instalments by the Licensee to the Licensor and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

5. **Intellectual Property**

(a) Licensee hereby acknowledges Licensor's right, title and interest in and to the Intellectual Property and Licensor's exclusive right to use and license the use of the Intellectual Property and agrees not to claim any title to the Intellectual Property or any right to use the Intellectual Property except as permitted by this Agreement.

(b) Licensee shall at no time adopt or use, without Licensor's prior written consent, any variation of the Intellectual Property, including translations, or any mark likely to be similar to or confusing with the Intellectual Property. In the event that Licensor consents to any variation of the Intellectual Property, Licensee hereby agrees that Licensor shall own such new intellectual property and shall, at its cost and expense, file and obtain in Licensor's name all Canadian, United States of America and international intellectual property registrations. Licensor agrees to give Licensee reasonable assistance, including execution and delivery of all documents required by Licensee, in filing such applications for intellectual property registration.

(i) Licensee shall not contest or deny the validity or enforceability of the Intellectual Property or oppose or seek to cancel any registration thereof by Licensor, or aid or abet others in doing so, either during the term of this Agreement or at any time thereafter.

(ii) Any and all goodwill arising from Licensee's use of the Intellectual Property shall enure solely to the benefit of Licensor, and neither during nor after the termination of this Agreement and the license granted hereunder should Licensee assert any claim to the Intellectual Property or such goodwill.

(c) Licensee shall, during the term of this Agreement and after termination hereof, execute such documents as Licensor may request from time to time to ensure that all right, title and interest in and to the Intellectual Property reside with Licensor.

(d) The provisions of this Section 4 shall survive any termination of this Agreement.

6. **Sub-Licenses and Assignments**

The Licensee shall have no right to sub-license or assign all or any portion of the rights granted to the Licensee hereunder without the prior written consent of the Licensor. Notwithstanding anything to the contrary in this Section 5, Licensee may sub-license the Intellectual Property and all rights under this License granted pursuant to this Agreement to related parties controlled by the Licensee, provided that the Licensee gives Licensor written notice of such sub-license and the related party agrees in writing to accept the terms and conditions of this Agreement.

7. **Infringement**

Licensee shall notify Licensor promptly of any infringement or unauthorized use of the Intellectual Property by others of which Licensee becomes aware. Licensor shall have the sole right, at its expense, to bring any action on account of any such infringement or unauthorized use, and Licensee shall cooperate with Licensor, as

Licensor may request, in connection with any such action brought by Licensor. Licensor shall retain any and all damages, settlement and/or compensation paid in connection with any such action brought by Licensor. If Licensor does not undertake such action within ninety (90) calendar days after notice from Licensee of such alleged infringement, Licensee may prosecute the same, at its expense, provided that no settlement shall be made without the prior written approval of Licensor. In the event that any damages, settlement and/or compensation are paid in connection with any such action undertaken by the Licensee, Licensee shall first retain an amount in reimbursement of its expenses; any remaining amount shall be divided equally between Licensor and Licensee.

8. **Indemnification**

Licensee, at its expense, shall defend and indemnify and hold Licensor harmless from and against any and all liabilities, claims, cause of actions, suits, damages and expenses, including reasonable attorneys' fees and expenses, which Licensor becomes liable for, or may incur or be compelled to pay by reason of claims (i) of infringement of any intellectual property or (ii) any actions, whether of omission or commission, that may be committed or suffered by Licensee or any of its directors, officers, agents, or affiliates in connection with Licensee's performance of this Agreement or in connection with any new versions, Licensee versions, or derivative products developed, created, published, distributed, sold, licensed, or advertised by Licensee, irrespective of whether any prior approvals shall have been given by Licensor with respect thereto. The provisions of this Section 7 shall survive the termination of this Agreement.

9. **Termination**

(a) Licensor shall have the right to terminate this Agreement upon prior written notice to Licensee, effective immediately upon Licensee's receipt of said notice, if: (i) Licensee sells or otherwise disposes of substantially all of its business or assets to a third party or parties; (ii) management of Licensee undergoes a substantial change; or (iii) control of Licensee is in any manner transferred.

(b) Either party shall have the right to terminate this Agreement upon the following:

(i) if either Licensor or Licensee defaults in the performance or observance of any of the terms or conditions of this Agreement and such default is not remedied within fifteen (15) calendar days after the defaulting party's receipt from the non-defaulting party of written notice of such default;

(ii) if any of the following events occur: (1) insolvency or the making by a party to this Agreement of an assignment for the benefit of creditors; (2) the filing by or against a party hereto of, or the entry of an order for relief against a party hereto in, any voluntary or good faith involuntary proceeding under any bankruptcy, insolvency, reorganization or receivership law, including, but not limited to, the *Companies' Creditors Arrangement Act* (Canada), or an admission seeking relief as therein allowed, which filing or order shall not have been vacated within thirty (30) calendar days from the entry thereof; (3) the appointment of a receiver for all or a substantial portion of such party's property and such appointment shall not be discharged or vacated within thirty (30) calendar days of the date thereof; or (4) the assumption of custody, attachment or sequestration by a court of competent jurisdiction of all or a significant portion of such party's property, then the other party to the Agreement shall have the right to terminate this Agreement by written notice to the party affected by such occurrence. No Licensee for the benefit of creditors, receiver, liquidator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of the assets or business of a party to this Agreement shall have any right to continue performance of this Agreement, and this Agreement may not be assigned by operation of law.

(c) The exercise of any right of termination under this Section 8 shall not affect any rights which have accrued prior to termination and shall be without prejudice to any other legal or equitable remedies to which the terminating party may be entitled by reason of such rights.

10. **Effects of and Procedure on Termination**

Upon the termination of this Agreement all rights of Licensee under the licenses granted hereunder shall terminate and automatically revert to Licensor and Licensee shall immediately discontinue the use of the Intellectual Property and thereafter shall no longer use or have the right to use the Intellectual Property or any variation or simulation thereof, or any word or mark similar thereto, or to (directly or indirectly) develop, create, market, advertise or perform services in connection with the Intellectual Property. Licensee acknowledges that Licensee's failure to cease the use of the Intellectual Property upon termination of this Agreement shall result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is not adequate remedy at law for such failure, and agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

11. **Improvements, Iterations and Future Developments**

The Licensor may undertake, or the Licensee may request, improvements, further iterations or additional developments, from time to time (collectively, "**Advancements**"), that could benefit HerdWhistle. Any Advancements undertaken by the Licensor (regardless of the origin of such request) and provided to the Licensee, will form part of the Intellectual Property under this Agreement. Any request for Advancements made by the Licensee may be negotiated, agreed to and undertaken by the Licensor, acting in its discretion, and nothing in this Agreement will be construed as requiring the Licensor to make any Advancements.

12. **Assignment**

Licensor may assign this Agreement without the prior written consent of Licensee by providing written notice to the Licensee of such assignment.

13. **Successors**

The rights and obligations of the parties hereto shall enure to the benefit of, and be binding and enforceable upon, the respective successors and assigns of the parties.

14. **Governing Law**

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Alberta and the Federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in the judicial district of Calgary.

17. **Waiver**

No waiver by any party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

18. **Execution in Counterparts; Electronic Transmission**

This Agreement may be executed in separate counterparts and all executed counterparts when taken together shall constitute one (1) Agreement. The parties hereto shall be entitled to rely on delivery by electronic

transmission of the executed Agreement and such copy shall be legally effective to create a valid and binding Agreement.

DATED this 1st day of November, 2021.

A4 SYSTEMS CORPORATION	**HERDWHISTLE TECHNOLOGIES INC.**
Per: *"Adam Morand"*	Per: *"Adam Morand"*
Name: Adam Morand	Name: Adam Morand
Title: Director	Title: Director